Exhibit 5.1

May 21, 2020

Enterprise Financial Services Corp.
150 North Meramec Avenue
Clayton, MO 63105

Re:	Enterprise Financial Services Corp.—Prospectus Supplement to Shelf Registration Statement on Form S-3 (File No. 333-237612)

Ladies and Gentlemen:

We have acted as legal counsel to Enterprise Financial Services Corp, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), of a prospectus supplement, dated May 15, 2020 and filed with the Commission pursuant to Rule 424(b) of the Securities Act on May 19, 2020 (the “Prospectus Supplement”) to the prospectus, dated April 8, 2020 (together with the Prospectus Supplement, the “Prospectus”), related to the above-referenced Registration Statement (the “Registration Statement”), relating to the issuance and sale by the Company of up to $63,250,000 aggregate principal amount of the Company’s 5.75% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”), to be issued under a first supplemental indenture, dated May 21, 2020 (the “Supplemental Indenture”) to that certain indenture, dated May 21, 2020 (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Company is selling the Notes to the underwriters named in Schedule A (the “Underwriters”) to, and pursuant to the terms of, an underwriting agreement, dated May 15, 2020 (the “Underwriting Agreement”), by and between the Company and Piper Sandler & Co., as representative of the Underwriters.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Underwriting Agreement; (ii) the Registration Statement and all exhibits thereto; (iii) the Prospectus; (iv) the Indenture; (v) the Form T-1 Statement of Eligibility of the Trustee filed with the Commission on May 15, 2020; (vi) the form of global certificate evidencing the Notes; (vii) the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference in the Prospectus as of the date thereof; (viii) resolutions adopted by the board of directors of the Company and its committees; (ix) the organizational documents of the Company; (x) certificates of responsible officers and representatives of the Company (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based); (xi) certificates of public officials and (xii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into or to be entered into by the parties to the Underwriting Agreement in connection with the issuance of the Notes, including, without limitation, the Underwriting Agreement, the Indenture, certificates and statements of responsible officers of the Company, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In such examination and in rendering this opinion, we have assumed, without inquiry or other investigation: (i) the legal capacity of each natural person executing the agreements described in this opinion letter; (ii) the authenticity of original documents and the genuineness of all signatures; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (v) that there has been no undisclosed waiver of any right, remedy or provision contained in such documents; (vi) that the form of the Notes will conform to that included in the Indenture; (vii) the due authorization, execution and delivery of the Indenture by the Trustee under the laws of its jurisdiction of incorporation or organization; (viii) that all parties (other than the Company) to the documents examined by us have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed thereunder; and (ix) that the Indenture has been duly qualified under the Trust Indenture Act of 1939.

The opinion letter which we render herein is limited to the General Corporation Law of the State of Delaware, including all Delaware statutes and all Delaware court decisions that affect the interpretation of the General Corporation Law, and the laws of the State of New York as of the date hereof. Our opinions expressed herein are as of the date hereof, and we assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.

Our opinion set forth herein as to the validity, binding effect and enforceability of the Notes is specifically qualified to the extent that the legal validity, binding effect or enforceability of any obligations of the Company under the Notes or the Indenture, or the availability or enforceability of any remedies provided therein or by law may be subject to or limited by: (i) applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation, voidable preference, moratorium and other statutory or decisional laws relating to or affecting creditors’ rights or the reorganization of financial institutions (including, without limitation, preference and fraudulent conveyance or transfer laws), heretofore or hereafter enacted or in effect; (ii) the effect of general principles of equity (whether applied in a court of law or in equity) which may limit the availability or enforceability of certain remedies; (iii) the possible unenforceability of the indemnity and contribution provisions; (iv) the effect and possible unenforceability of choice of law provisions; (v) the possible unenforceability of provisions purporting to waive defenses where such waiver is against public policy; (vi) the possible unenforceability of provisions purporting to exonerate any party for negligence or malfeasance, or to negate any remedy of any party for fraud; (vii) the possible unenforceability of forum selection clauses; (viii) the possible unenforceability of provisions permitting modification of an agreement only in writing; and (ix) the effect of laws requiring mitigation of damages.

We express no opinion as to: (i) any provision or accumulation of provisions that may be deemed to be unconscionable or against public policy; (ii) provisions which purport to establish evidentiary standards; (iii) provisions relating to venue, governing law, disclaimers or liability limitations with respect to third parties; (iv) any anti-trust or state securities laws; (v) provisions regarding indemnification, contribution, waiver of the right to jury trial or waiver of objections to jurisdiction; (vi) provisions relating to waivers, waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, releases of legal or equitable rights or discharges of defenses; (vii) severability provisions; (viii) provisions which purport or would operate to render ineffective any waiver or modification not in writing; and (ix) federal law, including the federal securities laws.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when duly authenticated by the Trustee and issued and delivered in the manner provided in the Indenture against payment of the consideration therefor in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The only opinion rendered by us consists of those matters set forth in the immediately preceding paragraph, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K for incorporation by reference into the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Holland & Knight LLP

Holland & Knight LLP